Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Jet.AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.0001 par value per share	457(o)	—	—	$4,600,000	(2)(3)	0.0001381	$635.26
Other	Pre-Funded Warrants to purchase Common Stock	457(g)(4)	—	—	—		—	—
Equity	Common Stock Underlying Pre-Funded Warrants(5)	457(o)	—	—	—		—	—
Total Offering Amounts					$4,600,000			$635.26
Total Fees Previously Paid								—
Total Fee Offsets
Net Fee Due								$635.26

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable, or sold to prevent dilution resulting from stock splits, stock dividends, and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Includes shares of Jet.AI Inc. common stock, par value $0.0001 per share (“Common Stock”), that may be issued upon the exercise of a 45-day option granted to the representative of the underwriters to cover over-allotments.
(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)	The registrant may issue pre-funded warrants to purchase shares of Common Stock in the offering. The proposed maximum aggregate offering price of the shares of common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares of common issued in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock and pre-funded warrants (including the shares of common stock issuable upon exercise of the pre-funded warrants), if any, is $4,600,000 inclusive of over-allotments.